LEASE EXTENSION AGREEMENT


     THIS AGREEMENT is made the day, month and year hereinafter set forth by and between Dorothy L. Kennec, individually and Dorothy L. Kennec, Trustee (hereinafter collectively referred to as "Lessor") having her primary address in Baltimore, Maryland and Franklin Consolidated Mining Company, Inc., a Delaware corporation with its principal place of business located in New York, New York (hereinafter referred to as the "Lessee").


                                    RECITALS

     WHEREAS, Lessor owns a fifty (50%) percent undivided interest in certain mineral rights and real property rights located in Clear Creek County, Colorado attendant with what is commonly referred to as the Franklin Mine and Mill. Said mineral and real property rights are more specifically described in Exhibit "A", a copy of which is attached hereto and incorporated herein by reference.

     WHEREAS, Lessor, in conjunction with her fifty (50%) percent undivided interest in Exhibit "A", on November 12, 1976 entered into a "Mining Lease and Option to Purchase" agreement which had a term of twenty (20) years.

     WHEREAS, Lessor on November 25, 1996 extended the "Mining Lease and Option to Purchase" for one year.

     WHEREAS, Lessor and Lessee are desirous of extending the "Mining Lease and Option to Purchase" for four (4) months until March 12, 1998.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of each party to the other hereinafter set forth, the parties hereto do hereby mutually covenant and agree as follows:


I.   TERM OF EXTENSION

     The "Mining Lease and Option to Purchase" shall be extended for four (4) months until March 12, 1998.


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II.  CONSIDERATION

     Over and above the compensation set forth in paragraph 11 of the "Mining Lease and Option to Purchase"; Lessee, as and for consideration for the extension made the subject of the instant agreement, agrees to pay an additional One Thousand ($1,000) Dollars per month during the term of the extension and a one time fee of Five Thousand ($5,000) Dollars payable upon the execution of this agreement.

     The initial payment called for under this agreement shall be made upon the execution of this agreement by Lessor. All subsequent payments shall be made by the 10th of each subsequent month during the term hereof.


III. APPLICATION OF PAYMENTS

     Should Lessor elect to exercise its purchase option during the term of the extension period made the subject of this agreement or any other extension thereof; all payments made in accordance with this agreement (including but not limited to the $5,000 extension fee) and all payments made pursuant to the "Mining Lease and Option to Purchase" shall be credited to the purchase price.


IV.  LATE PAYMENT CHARGES

     A late payment charge of $100 will be paid to Lessor in the event that the monthly payment is not received within 5 days after its due date.


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V.   EFFECT OF MINING LEASE AND OPTION TO PURCHASE

     Except for the contents of this agreement; the "Mining Lease and Option to Purchase" agreement shall be unmodified and in full force and effect.


Date: 11-21-97                          /s/ Dorothy Kennec
                                        ---------------------------------------
                                        Dorothy Kennec

Date: 11-21-97                          /s/ Dorothy Kennec, Trustee
                                        ---------------------------------------
                                        Dorothy Kennec, Trustee

Date:                                   Franklin Consolidated Mining Co., Inc
                                        A Delaware Corporation


                                        /s/ Richard Brannon, V.P.
                                        ---------------------------------------
                                     By Richard Brannon, Vice President


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